EXHIBIT 10.2

EXECUTIVE CHANGE IN LEADERSHIP AGREEMENT

This Executive Change in Leadership Agreement (this "Agreement") is entered into as of November 3, 2021 (the "Effective Date") by and between Citizens, Inc., a Colorado corporation (the "Company"), and [Executive] (the "Executive") (each, a "Party" and together, the "Parties").

WHEREAS, the Executive has been and remains employed by the Company in a position of trust and confidence that provides great value to the Company;
WHEREAS, the Company has announced that it is searching for a new Chief Executive Officer (a “New CEO”);
WHEREAS, the Company recognizes the economic and social impact of an acquisition or other change of control or a change in leadership on its key employees; and
WHEREAS, the Company recognizes that the potential of such an acquisition or change of control or change in leadership can be a distraction to its key employees and can cause them to consider alternative employment opportunities;
WHEREAS, the Company desires to assure the continued attention by the Executive to such duties and responsibilities without the potential distractions caused by a change in control or change in leadership; and
NOW THEREFORE, the Parties agree as follows:
A.Definitions

As used in this Agreement, the following definitions shall apply:

1.     "Change in Leadership" shall mean the replacement of the interim CEO, Gerald W. Shields, with the New CEO.

2.     “Change of Control” shall mean (1) the dissolution or liquidation of the Company, (2) the merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity or immediately following which the persons or entities who were beneficial owners (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of voting securities of the Company immediately prior thereto cease to beneficially own more than fifty percent (50%) of the voting securities of the surviving entity immediately thereafter; (3) a sale of all or substantially all of the assets of the Company to another person or entity; (4) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) that results in any person or entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than persons who are shareholders or affiliates immediately prior to the transaction) owning thirty percent (30%) or more of the combined voting power of all classes of shares of the Company; or (5) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholder, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for trustee, without written objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than the Board.

3.     "Cause" shall mean:

a.Executive's continued failure to satisfactorily perform the material responsibilities and duties as the Company's employee;
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b.Executive's gross negligence, willful misconduct, or severe neglect in the performance of the duties and services as the Company's employee;

c.Executive's final conviction of a felony, or an admission or civil judgment that Executive engaged in fraud, embezzlement, or dishonesty;

d.Executive's material breach of any applicable employment agreement with the Company;

e.Executive's knowing and unauthorized disclosure of trade secrets or confidential information to any person outside the Company; or

f.Executive's material violation of any rule, policy, or practice of the Company.

4.    "Good Reason" shall mean:

a.a material adverse change in Executive's status as an executive or other key employee of the Company as in effect immediately prior to the Change in Leadership or Change of Control, including, without limitation, any material reduction in Executive's position, authority, or aggregate duties or responsibilities; however, a change in Executive’s role shall not be deemed a material adverse change unless Executive has materially diminished authority, duties or responsibilities in the aggregate from the role in which Executive served at the time of the Change in Leadership or Change in Control.

b.a reduction in the Executive's then-base monthly compensation;

c.Executive ceases participation in other management incentive programs in which Executive participated at the time of a Change in Leadership or Change of Control (it being understood that targets and payouts are established in the sole discretion of the Compensation Committee and the Board and changes to such amounts shall not qualify as Good Reason hereunder unless Executive is the only person whose benefits have been materially reduced); or

d.the taking of any action by the Company that would diminish other than in a de minimis amount the aggregate value of the benefits provided to Executive under the Company's medical, health, dental, accident, disability, life insurance, or retirement plans in which Executive participated at the time of a Change in Leadership or Change of Control.

5."Termination Payment" shall mean:

a.reimbursement of six (6) months of COBRA continuation payments under the Company's group health plan at cost of normal employee rate provided that Executive elects COBRA continuation coverage;

b.six (6) months of Executive's then-base monthly compensation;

c.payment of a bonus to Executive equal to Executive’s target bonus for the year in which Executive is terminated, multiplied by a fraction, the numerator of which is the number of days in the year Executive has been employed by the Company and the denominator of which is 365, plus, if executive is terminated before a bonus is paid for a prior fiscal year (e.g., terminated in January of a calendar year), Executive shall receive 100% of Executive’s target bonus for such other prior year if such bonus has not already been paid to Executive as of the date of termination; and

d.the immediate vesting of any outstanding stock grants from the Company to the Executive.

B.Effect of a Change in Leadership or Change of Control

If there is a Change in Leadership or a Change of Control within one (1) year of the Effective Date of this Agreement, and the Executive is terminated without Cause within one (1) year of the Change in Leadership or
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Change of Control, Executive shall be entitled to a Termination Payment. The Termination Payment shall be made in a lump sum within 30 days of termination of employment provided Executive signs a release of claims in a form acceptable to the Company on the last day of Executive's employment with the Company or otherwise within the time frame required by law.

C.Golden Parachute Excise Taxes

In the event that the severance and other benefits provided for in this Agreement or otherwise payable or provided to Executive constitute “parachute payments” within the meaning of Section 280G of the Code (the “Excise Tax”), then the benefits provided to Executive hereunder shall be delivered as to such lesser extent which would result in no portion of such severance and other benefits being subject to the Excise Tax.

D.Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to its principles of conflicts of law.

E.At-Will Employment

Nothing in this Agreement shall be construed to create a contract of employment for a fixed period of time or to otherwise alter the at-will nature of the relationship between the Parties, nor will it be construed to replace, limit or reduce any legal duty Executive would otherwise owe to the Company absent this Agreement.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

EXECUTIVE:

_______________________________
[Name]

CITIZENS, INC.

By:_______________________________
Gerald W. Shields
Interim President and Chief Executive Officer
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